EXHIBIT 10.20

SUMMARY COMPENSATION SHEET FOR 2006

Name	Title	2005 Bonus	2006 Salary

E. Kevin Hrusovsky	President and
	Chief Executive Officer	$440,000	$416,000

Thomas T. Higgins	Executive Vice President and
	Chief Financial Officer	$88,958	$267,000

Stephen E. Creager	Senior Vice President and
	General Counsel	$72,325	$232,000

Will Kruka	Senior Vice President,
	Business Development	$76,861	$232,000

Andrea Chow	Vice President,
	Microfluidics R&D	$54,542	$212,000